Exhibit 10.2

Execution Version

AMENDED AND RESTATED DEED OF UNDERTAKING

dated

14 August 2026

between

MILES CHRISTIAN PELHAM

Diginex Founder

and

RHINO VENTURES LIMITED

RVL

and

RADHIKA SUNDARAM

RS

and

RAMBACTHAVACHALAM DHAKSHINA MOORTHY

DR

Baker & McKenzie.Wong & Leow (Reg. No. 200010145R) 38 Beach Road #23-11 South Beach Tower Singapore 018767 www.bakermckenzie.com

Amended and Restated Deed of Undertaking

DATE: _____14 August 2026_________________________

PARTIES:

(1)	MILES CHRISTIAN PELHAM, an individual with passport number 140066751 of Flat 2, Block F, 18/F Lung Bik House, 8 Lung Poon Street, Diamond Hill, Hong Kong (the “Diginex Founder”);

(2)	RHINO VENTURES LIMITED, a company incorporated under the laws of the Cayman Islands with company registration number 414618 and having its registered office at Suite 303, 90 Fort Street, George Town, Grand Cayman, Cayman Islands (“RVL”);

(3)	RADHIKA SUNDARAM, an individual with NRIC number S7184793D of 47 Kew Heights, #01-47, Singapore 465927 (“RS”); and

(4)	RAMBACTHAVACHALAM DHAKSHINA MOORTHY, an individual with NRIC number S7680564D of 2 Ang Mo Kio Central 3, #02-02, Grandeur 8, Singapore 567741 (“DR”),

(together, the “Parties” and each, a “Party”).

RECITALS:

A.	The Resulticks Founders are the founders of Resulticks Global Companies Pte. Limited, a company incorporated under the laws of Singapore with company registration number 202127753C and having its registered office at 3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190 (“Resulticks”).

B.	The Diginex Founder is the founder and major shareholder of Diginex Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands with company registration number 406606 and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (“Diginex” and collectively with its subsidiaries from time to time, the “Group” ).

C.	As at the Amendment and Restatement Date, the Diginex Founder and RVL hold directly or indirectly, in aggregate, 8,238,027 Diginex Shares.

D.	The Diginex Founder is the sole legal and beneficial owner of RVL.

E.	The Resulticks Founders, together with the other shareholders of Resulticks, have agreed to sell, and Diginex has agreed to purchase, the ordinary and preference shares of Resulticks collectively representing the entire issued and paid-up share capital of Resulticks (the “Sale Shares”), on the terms and conditions of a sale and purchase agreement entered into between the Resulticks Founders, the other shareholders of Resulticks and Diginex, dated on the same date as this Deed (the “SPA”).

F.	On 16 April 2026, the Resulticks Founders, the Diginex Founder and RVL entered into a deed of undertaking pursuant to which the Diginex Founder and RVL have agreed to provide certain undertakings in relation to the Transaction to the Resulticks Founders (the “Original Deed of Undertaking”).

G.	The Parties have agreed to amend and restate the terms of the Original Deed of Undertaking in accordance with the terms and conditions of this Deed.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed:

“10-Day VWAP” means, on any relevant measurement date, the VWAP for 10 consecutive Trading Days ending on such date.

“Affiliate” means in relation to a person:

(a)	any person which, directly or indirectly Controls, is Controlled by, or is under common Control with the first mentioned person;

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(b)	any fund managed and/or advised by any adviser or manager of such person defined in limb (a) above or of any (direct or indirect) holding company of such person defined in limb (a) above or any investor in or director, employee or partner of any of them; or

(c)	any general partner, limited partner, trustee, nominee, operator, arranger of, manager of, or investment adviser to, such person described in limb (a) above or of any (direct or indirect) parent of such person defined in limb (a) above, or of or to any fund managed and/or advised by any investment adviser or manager of such person or of any (direct or indirect) parent as defined in limb (b) above, provided that in relation to a person who is a natural person, “Affiliate” shall also include (i) such person’s “immediate family members,” which shall mean the spouse, parents, grandparents, children, siblings of such person, and (ii) any entity that is Controlled by such person and/or any of such person’s immediate family members.

“Amendment and Restatement Date” means 14 August 2026;

“Applicable Law” means any applicable federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any governmental authority, including any rules promulgated by any applicable stock exchange or regulatory body, whether or not having the force of law;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Singapore, the United States, and the Cayman Islands;

“Competing Business” means any business or undertaking that competes with the business conducted by the Group during the Restricted Period;

“Competitor” means any entity that directly or indirectly undertakes a Competing Business;

“Completion” means completion of the Transaction in accordance with the SPA;

“Control” means the ownership of or the ability to direct:

(a)	in the case of a body corporate:

(i)	a majority of the issued shares entitled to vote for the election of directors (or analogous persons) of that body corporate;

(ii)	the appointment or removal of directors having a majority of the voting rights exercisable at meetings of the board of directors (or analogous body or bodies, including management boards and supervisory boards) of that body corporate on all, or substantially all, matters;

(iii)	a majority of the voting rights exercisable at general meetings of the members of that body corporate on all, or substantially all, matters; or

(b)	in the case of any other person, the ownership of or the ability to direct a majority of the voting rights in that person,

and “Controlled” shall be construed accordingly;

“Diginex” has the meaning given to it in Recital B;

“Diginex Additional Investment” has the meaning given to it in the SPA;

“Diginex Founder Warrant Agreement” means the warrant issuance and cancellation deed dated 15 July 2024, as amended on 30 January 2026, entered into between Diginex, Diginex Solutions (HK) Limited and Rhino Ventures Limited;

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“Diginex Founder Warrants” means the 4,170,520 warrants to purchase Diginex Shares at a subscription price of USD 6.13 per Diginex warrant (as may be adjusted in accordance with the terms of the Diginex Founder Warrant Agreement), granted by Diginex to Rhino Ventures Limited (as warrant holder) to purchase Diginex Shares pursuant to and on the terms of the Diginex Founder Warrant Agreement;

“Diginex Incentive Plan” has the meaning given to it in the SPA;

“Diginex Investment Proceeds” has the meaning given to it in Clause 2.7(a)(i);

“Diginex Shares” means the issued ordinary shares of Diginex;

“Dispose” means, in relation to any Diginex Share:

(a)	to sell, transfer, assign, swap, surrender, gift, declare a trust over, or otherwise dispose of, deal with or Encumber, any direct or indirect, legal or equitable interest in the Diginex Share;

(b)	to do anything which has the effect of placing a person in substantially the same position as that person would have been in had any of the things mentioned in paragraph (a) above been done; or;

(c)	to authorise, agree to or attempt to do any of the things mentioned in paragraph (a) or (b) above,

and the term Disposal has a corresponding meaning;

“Encumbrance” means any pledge, charge, lien (other than a lien arising by operation of law in the ordinary course of trading), mortgage, debenture, hypothecation, security interest, pre-emption right or option, and “Encumber” shall be construed accordingly;

“Excess Liabilities” means all of the past, current, outstanding and contingent liabilities of Diginex and its subsidiaries in respect of the period prior to Completion, which are in excess of USD 20,000,000, and excluding any such liabilities recovered under any insurance policy of Diginex and/or its subsidiaries;

“First Release Date” has the meaning given to it in the SPA;

“Fully Diluted Basis” means a calculation assuming that all and any Diginex Shares, securities, rights, options, warrants or instruments (including debt instruments) that are convertible into or entitle the holder to acquire or receive any Diginex Shares or any options to purchase rights to subscribe for securities by their terms convertible into or exchangeable for Diginex Shares, or any other Diginex Shares with voting rights or economic rights, including any options issued (whether vested or unvested) or reserved for issuance under any share option plan or scheme by whatever name called of Diginex, existing at the time of determination have been exercised or converted into equity shares;

“Group” has the meaning given to it in Recital B;

“Incentive Plan Shares” means the 303,375 Diginex Shares issued by Diginex to the Diginex Founder in connection with the Diginex Incentive Plan;

“Notices” has the meaning given to it in Clause 12;

“Outstanding IPO Warrants” means, collectively, all of the outstanding warrants to purchase Diginex Shares issued by the Purchaser in connection with the initial public offering of the Purchaser, including:

(a)	warrants to purchase 2,250,000 Diginex Shares at a subscription price of USD 8.24 per Diginex Share, which expire on 23 April 2028, pursuant to a warrant instrument dated 23 January 2025 issued by Diginex;

(b)	warrants to purchase 2,250,000 Diginex Shares at a subscription price of USD 10.24 per Diginex Share, which expire on 23 July 2028, pursuant to a warrant instrument dated 23 January 2025 issued by Diginex; and

(c)	warrants to purchase 2,250,000 Diginex Shares at a subscription price of USD 12.32 per Diginex Share, which expire on 23 January 2029, pursuant to a warrant instrument dated 23 January 2025 issued by Diginex, and “Outstanding IPO Warrant Agreements” shall mean the warrant instruments referred to in (a) to (c) above;

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“Released Relevant Treasury Shares” means, in respect of any Tranche Date:

(a)	such number of the Relevant Treasury Shares equivalent to the relevant Diginex Investment Proceeds divided by the 10-Day VWAP on such Tranche Date; or

(b)	if Diginex holds fewer Relevant Treasury Shares than such number referred to in (a) above, then all remaining Relevant Treasury Shares held by Diginex, if any;

“Relevant Capacity” means for its own account or for that of any person (other than Diginex or any member of the Group) and whether through the medium of any company Controlled by it (for which purpose there shall be aggregated with its shareholding or ability to exercise Control the shares held or Control exercised by any person connected with the Diginex Founder or RVL) or as principal, partner, director, employee, consultant or agent;

“Relevant Treasury Shares” has the meaning given to it in the SPA;

“Restricted Client” means any person, firm or company who is or has been a customer of the Group at any time during the period of 24 months prior to the expiry of the Restricted Period;

“Restricted Employees” means the chief executive officer, chief innovation and product officer, chief technology officer, chief strategy and business officer, chief of staff, chief financial officer / head of finance and other “C-suite” officers (or equivalent) of the Group from time to time;

“Restricted Period” means the period of 24 months immediately following the closing of the Transaction;

“Restricted Territory” means any territory in which the Group conducts business at the relevant time, being Singapore, India and the United States of America as at the date hereof;

“Resulticks” has the meaning given to it in Recital A;

“Resulticks Founders” means each of RS and DR, and “Resulticks Founder” means any one of them;

“Sale Shares” has the meaning given to it in Recital D;

“SPA” has the meaning given to it in Recital D;

“Trading Day” means a day on which the Nasdaq or such other principal United States securities exchange on which the Diginex Shares is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day);

“Tranche Date” has the meaning given to it in Clause 2.7(a);

“Transaction” means the sale and purchase of the Sale Shares pursuant to, and in accordance with, the SPA; and

“VWAP” means the daily per share volume-weighted average price of the Diginex Shares on the Nasdaq or such other principal United States securities exchange on which the Diginex Shares are listed, quoted or admitted to trading, as displayed under the heading Bloomberg VWAP on the Bloomberg page designated for the Diginex Shares (or the equivalent successor if such page is not available) in respect of the period from the open of trading on such Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, (a) the per share volume-weighted average price of a share of a Diginex Share on such Trading Day (determined without regard to afterhours trading or any other trading outside the regular trading session or trading hours), or (b) if such determination is not feasible, the market price per share of a Diginex Share, in either case as determined by a nationally recognized independent investment banking firm retained in good faith for this purpose by the Resulticks Founders).

1.2	Statutory provisions

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, supplemented, consolidated or replaced from time to time (whether before or after the date of this Deed) and include any subsidiary legislation made under the relevant statute or statutory provision except to the extent that any amendment, supplement, consolidation or replacement would increase or extend the liability of any of the Resulticks Founders under this Deed.

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1.3	Meaning of references

(a)	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

(b)	Any references to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (including fax and email).

(c)	Any references to “include” or “including” are to be construed without limitation.

(d)	Any references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

(e)	Any references to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental authority or other body or entity (whether or not having separate legal personality).

(f)	Any references to “USD” means the lawful currency of the United States of America, as at the date of this Deed.

(g)	Any references to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

(h)	Any references to Clauses are to clauses of this Deed.

(i)	Any references to a document in the “agreed form” is to the form of the relevant document in the form and on terms to be agreed in writing between the Parties (in each case with such amendments as may be agreed in writing by or on behalf of each of them).

1.4	In this Deed, subject to any express provision in this Deed to the contrary, a warranty, covenant or obligation given or entered into by more than one (1) person binds them jointly and severally.

1.5	Headings

The table of contents and headings are inserted for convenience only and do not affect the construction of this Deed.

1.6	Amendment and restatement

With effect on and from the Amendment and Restatement Date, the Original Deed of Undertaking shall be amended and restated so that it shall be replaced in its entirety by this Deed and it shall, on and from the Amendment and Restatement Date, be read, construed and take effect in accordance with the terms of this Deed, provided that all references to “the date of this Deed” in this Deed shall continue to refer to 16 April 2026. Any references to the Original Deed of Undertaking in the Transaction Documents or any documents in relation thereto shall be construed as references to this Deed, as may be amended, consolidated, supplemented, novated or replaced from time to time.

2.	UNDERTAKINGS

2.1	The obligations of Diginex Founder and RVL hereunder shall be subject to Diginex Founder’s fiduciary duty under Applicable Law to act in the best interests of Diginex and its shareholders. Nothing herein shall be construed to obligate Diginex Founder to act in breach of such fiduciary duty or otherwise not in accordance with Applicable Law.

2.2	Diginex’s SPA obligations

Each of the Diginex Founder and RVL shall procure, to the extent of exercising its voting rights and any other powers vested in it as a shareholder of Diginex (and/or, in the case of the Diginex Founder, as a chairman or director of Diginex), that Diginex complies with its obligations under the SPA.

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2.3	Lock-up and Other Undertakings

(a)	[intentionally omitted]

(b)	Post-Completion Lock-up Restrictions

(i)	Each of the Diginex Founder and RVL undertakes that, following Completion, subject to Clauses 2.3(b)(ii) and 2.7, neither the Diginex Founder nor RVL shall Dispose of any Diginex Shares (such undertakings, the “Diginex Founder Lock-up Restriction”), provided that such Diginex Shares held by the Diginex Founder and RVL shall be released from the Diginex Founder Lock-up Restriction, and the Diginex Founder Lock-up Restriction shall cease to apply to such Diginex Shares, in accordance with the release schedule set out below:

Maximum number of Diginex Shares held by the Diginex Founder and RVL to be released	Release Date
8,000,000	First Release Date
16,000,000	Such date being 60 days after the First Release Date
16,000,000	Such date being 150 days after the First Release Date

(ii)	Nothing in Clause 2.3(b)(i) shall prohibit the Diginex Founder or RVL from:

(A)	pledging any Diginex Shares as security or collateral for the purpose of securing any debt fundraising activities; or

(B)	Disposing of any Diginex Shares to an incoming investor of the Group in connection with any equity fundraising of the Group, the terms of which have been approved in writing by the Resulticks Founders.

(iii)	In respect of any Disposal of Diginex Shares pursuant to Clause 2.3(b)(ii) by the Diginex Founder and/or RVL, the Diginex Founder and RVL shall provide to the Resulticks Founders such information and documents in relation to such Disposal as the Resulticks Founders may reasonably require in order to verify the compliance of such Disposal with Clause 2.3(b)(ii).

2.4	Transfer of Outstanding IPO Warrants; Exercise and Cancellation of Diginex Founder Warrants

(a)	Cancellation of Diginex Founder Warrants and Outstanding IPO Warrants

Each of the Diginex Founder and RVL undertakes to the Resulticks Founders to, on Completion:

(i)	procure that all of the Diginex Founder Warrants and all of the Outstanding IPO Warrants are terminated and cancelled in full with no further liability to the Group, with effect from Completion, for nil consideration; and

(ii)	deliver to each of the Resulticks Founders a deed of termination in respect of the termination and cancellation of all of the Diginex Founder Warrants and the Outstanding IPO Warrants, in the agreed form, duly executed by the Purchaser and RVL.

(b)	Termination of RSUs and PSUs

Each of the Diginex Founder and RVL undertakes to the Resulticks Founders that, on or prior to Completion, each of the Diginex Founder, RVL and any other entity Controlled by the Diginex Founder shall terminate and cancel all restricted stock units, performance stock units and any other warrants, options or other convertible securities in respect of Diginex issued pursuant to the Diginex Incentive Plan or any other incentive schemes of Diginex and/or its subsidiaries (including the 14,164 RSUs and 14,163 PSUs issued pursuant to the Diginex Incentive Plan), for nil consideration.

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(c)	No Ownership of Warrants, RSU and PSUs at Completion

Each of the Diginex Founder and RVL undertakes to the Resulticks Founders that, upon Completion, each of the Diginex Founder, RVL and any other entity Controlled by the Diginex Founder shall have ceased to have any direct or indirect interest in, and any right to exercise or to procure the exercise of, any Diginex Founder Warrants, Outstanding IPO Warrants, restricted stock units, performance stock units and any other warrants, options or other convertible securities in respect of Diginex, and shall have ceased to participate in the Diginex Incentive Plan or any other incentive schemes of Diginex and/or its subsidiaries.

(d)	No amendment of Diginex Founder Warrant Agreement and Outstanding IPO Warrant Agreements

Save for the termination and cancellation of the Diginex Founder Warrants and the Outstanding IPO Warrants in accordance with Clause 2.4(a), the Diginex Founder and RVL jointly undertake that there has been no, and there shall be no, amendment or variation, or any agreement to amend or vary, any of the terms of the Diginex Founder Warrant Agreement (as disclosed as Exhibit No. 10.1 of the Purchaser’s Form 6-K for the month of March 2026 as at the date of this Deed) and/or the Outstanding IPO Warrant Agreements (as disclosed as Exhibit Nos. 10.2, 10.3 and 10.4 of the Purchaser’s Form 6-K for the month of March 2026 as at the date of this Deed), in each case without the prior written consent of the Resulticks Founders.

(e)	Restriction on transfer or exercise of Diginex Founder Warrants and Outstanding IPO Warrants

Save for the termination and cancellation of the Diginex Founder Warrants and the Outstanding IPO Warrants in accordance with Clause 2.4(a), each of the Diginex Founder and RVL undertakes to the Resulticks Founder to procure that, from the date of this Deed, none of the Diginex Founder Warrants or the Outstanding IPO Warrants shall be exercised or Disposed of, without the prior written consent of the Resulticks Founders.

2.5	Restrictive covenants

Each of the Parties undertakes with each other Party that it shall not, and shall procure that none of its Affiliates shall, whether alone or jointly with another and whether directly or indirectly, in any Relevant Capacity during the Restricted Period:

(a)	carry on, be engaged in or be economically interested in any manner in a Competitor or a Competing Business in any Restricted Territory, other than through the Group;

(b)	canvass or solicit in any Restricted Territory the custom of any Restricted Client with a view to providing that Restricted Client with products or services undertaken by a Competing Business; or

(c)	induce or seek to induce any Restricted Employee to become employed or engaged, whether as an employee, consultant or otherwise, by the such Party or any of its Affiliates or by any other person, firm or company, whether or not such Restricted Employee would thereby commit a breach of his contract of service, save that nothing in this Clause 2.5 shall prevent the employment or engagement of any Restricted Employee:

(i)	resulting from any general solicitation for employment where the solicitation is not specifically targeted at such Restricted Employee;

(ii)	through a recruitment agency where the such Party did not instruct the agency to contact or target such Restricted Employee;

(iii)	who contacts such Party solely on his or her own initiative; or

(iv)	where such Restricted Employee’s employment was terminated by the relevant member of the Group.

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2.6	Exceptions to restrictive covenants

In relation to Clause 2.5:

(a)	the restrictions in Clause 2.5 shall not operate to prohibit the Diginex Founder or RVL or any of its Affiliates from holding or being interested in up to five (5)% of the outstanding issued shares, debentures and/or securities of any class of a Competitor in which none of the Diginex Founder or RVL or any of its Affiliates exercises any management function or any material influence (provided that for the purposes of this Clause 2.6, and without prejudice to the generality of the foregoing, any entitlement of the Diginex Founder or RVL to appoint a director (or equivalent functional role) to, or can exercise veto rights in respect of, a Competitor shall be deemed to exercise material influence in such Competitor); and

(b)	each of Diginex Founder and RVL agrees that the restrictions contained in Clause 2.5 are no greater than is reasonable and necessary for the protection of the interests of the Resulticks Founders and the Group and:

(i)	each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(ii)	if any such restriction shall be held to be void but would be valid and enforceable if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

2.7	Relevant Treasury Shares

The Parties acknowledge and agree that the 40,000,000 Diginex Shares referred to in clause 4.1(j)(ii) of the SPA are intended to be allotted and issued to RVL in exchange for the cancellation of the Diginex Founder Warrants, the Outstanding IPO Warrants, RSUs and PSUs, and the transfer of the Incentive Plan Shares, in each case as contemplated in Clause 2.4, and that (save where an alternative security arrangement has been agreed as contemplated under clause 4.1(j)(ii) of the SPA) the Diginex Founder and RVL have agreed that such Diginex Shares shall be held as Relevant Treasury Shares in accordance with clause 4.1(j)(ii) and paragraph 4 of Part 2, Schedule 3 of the SPA, in order to constitute security granted by the Diginex Founder and RVL to guarantee the successful completion of the Diginex Additional Investment in full and to satisfy any Excess Liabilities, and accordingly, the Parties acknowledge and agree as follows:

(a)	On or before each of the dates set out in column (a) of the table below (each such date, a “Tranche Date”):

(i)	if Diginex has received not less than the corresponding amount of the proceeds of the Diginex Additional Investment set out opposite such Tranche Date in column (b) of the table below (each such amount of proceeds, the “Diginex Investment Proceeds”), in full and in cash and in immediately available funds (and excluding any proceeds of the Diginex Additional Investment received on or before any previous Tranche Date), then each of the Resulticks Founders shall procure, to the extent of exercising the powers vested in each of them as officers of Diginex and subject to Applicable Law and their respective fiduciary duties, that Diginex shall, by such date being 10 Business Days from such Tranche Date, transfer to RVL the Released Relevant Treasury Shares in respect of such Tranche Date:

(a)	(b)
Tranche Date	Diginex Investment Proceeds
Completion Date	USD 3,500,000
20 November 2026	USD 1,500,000
18 December 2026	USD 1,500,000
31 January 2027	USD 4,250,000
28 February 2027	USD 4,250,000
31 March 2027	USD 5,000,000

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(ii)	if Diginex has not received the relevant Diginex Investment Proceeds in full and in cash and in immediately available funds (and excluding any Diginex Investment Proceeds received on or before any previous Tranche Date), then:

(A)	each of the Diginex Founder and RVL shall forfeit all rights he/it may have in relation to such portion of the relevant Released Relevant Treasury Shares in respect of such Tranche Date which Diginex may require for the purpose of making good the shortfall in respect of the relevant Diginex Investment Proceeds not so received, and Diginex shall be entitled to utilise such forfeited portion of the relevant Released Relevant Treasury Shares at its discretion; and

(B)	each of the Resulticks Founders shall procure, to the extent of exercising the powers vested in each of them as officers of Diginex and subject to Applicable Law and their respective fiduciary duties, that Diginex shall, by such date being 10 Business Days from such Tranche Date, transfer to RVL the remaining balance (if any) of the relevant Released Relevant Treasury Shares not forfeited under Clause 2.7(a)(ii)(A) above.

(b)	On or before such date being 10 Business Days from 31 March 2027, each of the Resulticks Founders shall procure, to the extent of exercising the powers vested in each of them as officers of Diginex and subject to Applicable Law and their respective fiduciary duties, that Diginex shall transfer to RVL all of the remaining Relevant Treasury Shares held by Diginex (if any), less (i) such Relevant Treasury Shares transferred or forfeited in accordance with Clause 2.7(a), and (ii) such number of Relevant Treasury Shares which Diginex may require for the purpose of satisfying or discharging any Excess Liabilities.

2.8	Resignation of Diginex Founder

The Diginex Founder shall resign as chairman and director of Diginex on, and with effect from, Completion.

2.9	Run-off D&O Insurance

Following Completion, each of the Resulticks Founders shall procure, to the extent of exercising their respective voting rights and other powers vested in each of them as a shareholder of Diginex, that such run-off directors and officers insurance cover of Diginex procured prior to Completion in accordance with clause 6.5 of the SPA, is maintained for a period of no more than 5 years from Completion.

3.	WARRANTIES

3.1	Each Party who is not a natural person severally warrants in respect of itself to the other Parties that:

(a)	It has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation. It has full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.

(b)	It has the necessary power and authority to enter into and perform this Deed. This Deed will, when executed, constitute legal, valid and binding obligations on it, enforceable against it in accordance with their respective terms.

(c)	It has obtained all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required to empower it to enter into and to perform its obligations under this Deed.

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(d)	Neither the entry into this Deed nor the implementation of the transactions contemplated by this Deed by it will:

(i)	violate or conflict with the provisions of its constitutional documents;

(ii)	amount to a violation or breach of any Applicable Law;

(iii)	amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental authority in any jurisdiction to which it is a party or by which it is bound which violation or default is material in the context of the transactions contemplated by this Deed; or

(iv)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound, which breach or default is material in the context of the transactions contemplated by this Deed.

(e)	The execution, delivery and performance by it of this Deed will not:

(v)	result in a material breach of (A) its constitution or equivalent constitutional documents; and/or (B) any Applicable Law by which it is bound;

(vi)	result in a breach of, or constitute a default under, any instrument to which it is a party or by which it is bound and which is material in the context of the Transaction; or

(vii)	result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound or submits and which is material in the context of the Transaction.

(f)	It is not insolvent and is able to pay its debts, and has not stopped paying its debts as they fall due.

(g)	No order has been made, petition presented or meeting convened for the purpose of considering a resolution for its winding up or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to it, and no judicial manager, administrator or receiver (including any administrative receiver) has been appointed in respect of its property, assets and/or undertaking.

(h)	No composition in satisfaction of its debts or scheme of arrangement or compromise between it and its creditors and/or members by reason of insolvency has been proposed, sanctioned or approved.

3.2	Each Party who is a natural person severally warrants in respect of himself to the other Parties that:

(a)	He has the necessary capacity, power and authority to enter into and perform this Deed. This Deed will, when executed, constitute legal, valid and binding obligations on him, enforceable against him in accordance with their respective terms.

(b)	He has received independent legal advice relating to the matters provided for in this Deed and has acted independently and free from any undue influence by any person.

(c)	He has obtained all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions required to empower him to enter into and to perform his obligations under this Deed.

(d)	Neither the entry into this Deed nor the implementation of the transactions contemplated by this Deed by him will:

(i)	amount to a violation or breach of any Applicable Law;

(ii)	amount to a violation or default with respect to any relevant order, decree or judgment of any court or any governmental authority in any jurisdiction to which he is a party or by which he is bound which violation or default is material in the context of the transactions contemplated by this Deed; or

(iii)	result in a breach of, or constitute a default under, any instrument to which he is a party or by which he is bound, which breach or default is material in the context of the transactions contemplated by this Deed.

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(e)	The execution, delivery and performance by him of this Deed will not:

(i)	result in a material breach of any Applicable Law by which he is bound;

(ii)	result in a breach of, or constitute a default under, any instrument to which he is a party or by which he is bound and which is material in the context of the Transaction; or

(iii)	result in a breach of any order, judgment or decree of any court or governmental authority to which it is a party or by which it is bound or submits and which is material in the context of the Transaction.

(f)	He is not bankrupt and is able to pay his debts and has not stopped paying his debts as they fall due.

(g)	No order has been made, petition presented or meeting convened for the purpose of considering his bankruptcy.

(h)	No composition in satisfaction of his debts or scheme of arrangement or compromise between him and his creditors and/or members by reason of bankruptcy has been proposed, sanctioned or approved.

3.3	The Diginex Founder and RVL jointly warrant to each of the Resulticks Founders that, as at the date of this Deed and as at the Amendment and Restatement Date:

(a)	The Diginex Founder is the sole legal and beneficial owner of RVL.

(b)	As at the Amendment and Restatement Date, RVL is the sole legal and beneficial owner of 8,238,027 Diginex Shares. Neither the Diginex Founder nor RVL has any direct or indirect interest in any Diginex Shares other than such 7,934,627 Diginex Shares and the 303,400 Incentive Plan Shares.

(c)	The Diginex Founder is the sole legal owner of the Incentive Plan Shares.

(d)	RVL is the sole legal and beneficial owner of all of the Diginex Founder Warrants, the Outstanding IPO Warrants and 28,327 of RSUs and PSUs. Neither the Diginex Founder nor RVL has any direct or indirect interest in any warrants, options or other convertible securities in respect of Diginex, other than the Diginex Founder Warrants, the Outstanding IPO Warrants and 28,327 of RSUs and PSUs issued pursuant to the Diginex Incentive Plan.

(e)	RVL has not Disposed of any of the Diginex Founder Warrants or Outstanding IPO Warrants.

(f)	True, complete and accurate copies of the Outstanding IPO Warrant Agreements and the Diginex Founder Warrant Agreement are disclosed as Exhibit Nos. 10.1, 10.2, 10.3 and 10.4 of the Purchaser’s Form 6-K for the month of March 2026 as at the date of this Deed, and no amendments or variations, or any agreements to amend or vary, any of the terms of the Outstanding IPO Warrant Agreements and the Diginex Founder Warrant Agreement (as set out in such copies) have been made, other than in accordance with Clause 2.4(c).

3.4	The Diginex Founder and RVL jointly warrant to each of the Resulticks Founders that, as at the date of this Deed and as at Completion, the issued share capital of Diginex immediately upon Completion on a Fully Diluted Basis is set out in the Schedule, save only for (a) any agreed transfers of Diginex Shares in connection with any equity fundraising of the Group, Resulticks and/or the subsidiaries of Resulticks, in each case agreed in writing by the Parties, (b) the stock consolidation of Diginex Shares on an eight-to-one basis, as approved in the extraordinary general meeting of Diginex held on 13 April 2026, and (c) 14,164 RSUs and 14,163 PSUs issued pursuant to the Diginex Incentive Plan.

4.	EQUITABLE REMEDIES

The Parties agree that damages would not be an adequate remedy for the Resulticks Founders if any provision of this Deed is breached by the Diginex Founder and/or RVL, and that each of the Resulticks Founders shall be entitled to an injunction to prevent any breach of this Deed by the Diginex Founder and/or RVL, or to enforce specifically the terms of this Deed against the Diginex Founder and/or RVL, in addition to any other remedy to which the Resulticks Founders are entitled at law or in equity. Each of the Diginex Founder and RVL hereby fully and irrevocably waives and agrees not to rely on the defence of adequacy of a remedy at law, in any action brought by any of the Resulticks Founders for specific performance to enforce any term of this Deed.

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5.	ENTIRE AGREEMENT

Subject to any terms implied by law, this Deed constitute the whole and only agreement between the Parties in relation to the subject matter of this Deed, and supersedes any previous arrangements or agreements (whether written or oral) between them in relation to the subject matter of any such document.

6.	SEVERANCE

If any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under Applicable Law, it shall be deemed to be severed from this Deed. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

7.	ASSIGNMENT

Each of the Diginex Founder and RVL shall not, without the prior written consent of the Resulticks Founders, assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of his/its rights and benefits under this Deed (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

8.	VARIATIONS

No variation of this Deed shall be effective unless in writing and signed by or on behalf of the Diginex Founder, RVL and the Resulticks Founders.

9.	REMEDIES AND WAIVERS

9.1	No waiver of any right under this Deed shall be effective unless in writing and signed by or on behalf of the Party waving compliance. Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.

9.2	No failure, delay or omission by any Party in exercising any right or remedy provided by law or under or pursuant to this Deed shall impair such right or remedy or operate or be construed as a waiver or variation of such right or remedy or preclude its exercise at any subsequent time.

9.3	The single or partial exercise of a right or remedy by any Party under this Deed shall not preclude any other nor restrict any further exercise of any such right or remedy.

9.4	The rights and remedies provided in this Deed are cumulative, may be exercised as often as a Party considers appropriate and are in addition to its rights or remedies provided by law, except as otherwise expressly provided.

10.	FURTHER ASSURANCE

Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law or as another Party may reasonably require to implement and/or give effect to this Deed.

11.	THIRD PARTY RIGHTS

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Deed.

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12.	NOTICES

12.1	Any notice, demand or other communication to be given by a Party under or in connection with this Deed (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice shall be served by delivering it personally, sending it by email to the email address set out in Clause 12.2 or delivering it by courier to the address set out in Clause 12.2, in each case marked for the attention of the person specified in that Clause. A Notice so served by email, courier or hand shall be deemed to have been received:

(a)	at the time of delivery, if delivered personally;

(b)	at the time of transmission, if sent by email; or

(c)	three (3) Business Days after the time and date of posting, if sent by courier,

provided that if deemed receipt of any Notice occurs after 6 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9 a.m. on the next Business Day. References to time in this Clause 12 are to local time in the country of the addressee.

12.2	The addresses and email addresses for service of Notices are:

Diginex Founder & RVL:

Name:	Miles Christian Pelham
Address:	8 Lung Poon St, Diamond Hill, Hong Kong
For the attention of:	Miles Christian Pelham
Email:	mp@rhino-ventures.com

RS:

Name:	Radhika Sundaram
Address:	47 Kew Heights, #01-47, Singapore 465927
For the attention of:	Radhika Sundaram
Email:	redickaa@interaktco.com

DR:

Name:	Rambacthavachalam Dhakshina Moorthy
Address:	D-2, Plot no 13-18, Ramchitra Apartments, 2nd Cross Street,
United Colony, Medavakkam , Kancheepuram, Tamilnadu - 600100
For the attention of:	Radhika Sundaram
Email:	dakshen@interaktco.com

12.3	A Party shall notify the other Parties of any change to its details in Clause 12.2 for the purposes of this Clause 12, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

12.4	In proving service it shall be sufficient to prove that delivery by hand was made, the envelope containing such Notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded post or international courier, or that the electronic mail was properly addressed and transmitted to the relevant electronic mail address, as the case may be.

13.	COUNTERPARTS

This Deed may be executed in any number of counterparts and by each Party on separate counterparts and each such counterpart shall constitute an original of this Deed but all of which together constitute one and the same instrument as if each Party had signed the same document. Delivery of a counterpart of this Deed in Adobe Acrobat Portable Document Format (PDF) sent by e-mail shall be an effective mode of delivery. This Deed shall not be effective until each Party has executed at least one (1) counterpart.

14.	GOVERNING LAW AND DISPUTE RESOLUTION

14.1	The construction, validity and performance of this Deed and all non-contractual obligations arising from or connected with this Deed shall be governed by the laws of Singapore.

14.2	Any dispute arising out of or in connection with this Deed, including any question regarding its existence, validity or termination, shall be determined by arbitration in Singapore in accordance with the Rules of the Singapore International Arbitration Centre in force at the commencement of the arbitration. The arbitration tribunal shall consist of one (1) arbitrator. The language of arbitration shall be English. This agreement to arbitrate is governed by Singapore law.

15.	CONFIDENTIALITY

15.1	The Parties acknowledge and agree that this Deed and its terms, as well as the existence and status of the Transaction, are strictly confidential and shall not be disclosed to any third party prior to Completion, except as expressly permitted herein. No Party shall, without the prior written consent of the other Parties, directly or indirectly disclose the existence or any terms of this Deed to any person prior to Completion; provided, however, that disclosure may be made by a Party: (a) to such Party’s affiliates, directors, officers, employees, agents, and representatives (including legal counsel, accountants, financial advisors, and other professional advisors) who have a need to know such information for purposes of evaluating, negotiating, or consummating the Transaction and who are bound by obligations of confidentiality no less restrictive than those contained herein; (b) as may be required to comply with Applicable Law, or the rules of any stock exchange, including any disclosure obligations under applicable securities laws, in which case the disclosing Party shall, to the extent legally permissible, provide prior notice to the other Parties and reasonably cooperate to limit the scope of such disclosure; or (c) as may be required by a valid court order or governmental authority having jurisdiction.

15.2	Following Completion, disclosure of this Deed may be made solely to the extent necessary to comply with applicable securities law disclosure requirements, and in each case, subject to consultation between the Parties regarding the form and content of such disclosure.

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Schedule

Share Capital of Diginex on a Fully Diluted Basis

[Attached]

IN WITNESS WHEREOF this Deed has been executed by the Parties as a deed and is intended to be and is hereby delivered on the date first above written.

DIGINEX FOUNDER

SIGNED, SEALED AND DELIVERED BY	) /s/ Miles Christian Pelham
MILES CHRISTIAN PELHAM	) ________________________________________

In the presence of:

/s/ Paul Ewing
Witness Name: Paul Ewing
ID / Passport No.:

RVL

SIGNED, SEALED AND DELIVERED	)
AS A DEED BY MILES CHRISTIAN PELHAM	)
FOR AND ON BEHALF OF	) /s/ Miles Christian Pelham
RHINO VENTURES LIMITED	) _________________________________________
Name: Miles Christian Pelham
Title: Director

In the presence of:

/s/ Paul Ewing
Witness Name: Paul Ewing
ID / Passport No.:

RS

SIGNED, SEALED AND DELIVERED BY	) /s/ Radhika Sundaram
RADHIKA SUNDARAM	) ________________________________________

In the presence of:

/s/ Maria Christina Antonette Cabigas
Witness Name: Maria Christina Antonette Cabigas
ID / Passport No.:

DR

SIGNED, SEALED AND DELIVERED BY	)
RAMBACTHAVACHALAM DHAKSHINA MOORTHY	) /s/ Rambacthavachalam Dhakshina Moorthy

) ___________________________________________

In the presence of:

/s/ Ramesh Vijayan
Witness Name: Ramesh Vijayan
ID / Passport No.: